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                                                                    EXHIBIT 11.0
                       COMPUTATION OF EARNINGS PER SHARE

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

                                                    YEAR ENDED JULY 31,
                                          ---------------------------------------
                                              1996          1995         1994
Net income (A)                             $20,555,775   $13,144,766  $ 8,112,220

Weighted average shares outstanding        $23,164,857    20,182,042   16,187,480
Incremental shares - contingent shares         880,361        76,923
Incremental shares - stock options             611,782       425,035       96,808
                                           -----------   -----------  -----------
Subtotal (C)                                24,657,000    20,684,000   16,294,288

Incremental shares - Contingent shares         549,000       300,000            -
                                          ------------   -----------  -----------
Total (D)                                   25,206,000    20,984,000   16,294,288
                                          ============   ===========  ===========

Primary earnings per share:
Net Income (A/C)                           $      0.83   $      0.64  $      0.50
                                           ===========   ===========  ===========

Fully diluted earnings per share:
Net Income (A/D)                           $      0.82   $      0.63  $      0.50
                                           ===========   ===========  ===========
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